Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-4 of Harrodsburg First Financial Bancorp, Inc., of our report dated January 30, 2004 on the consolidated financial statements of Independence Bancorp and to the reference to us under the heading “Experts” in the prospectus.

/s/    Crowe Chizek and Company LLC

Louisville, Kentucky

February 27, 2004